Exhibit 5.1
Fulbright Tower • 1301 McKinney, Suite 5100 • Houston, Texas 77010-3095
Main: 713 651 5151 • Facsimile: 713 651 5246
November 22, 2010
Sharps Compliance Corp.
9220 Kirby Drive, Suite 500
Houston, Texas 77054
Ladies and Gentlemen:
     We have acted as counsel for Sharps Compliance Corp., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 1,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), to be offered upon the terms and subject to the conditions set forth in the Sharps Compliance Corp. 2010 Stock Plan (the “Plan”).
     In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation, as amended to date, (ii) the Plan, (iii) the Registration Statement, (iv) certificates of officers of the Company and (v) such statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.
     In connection with this opinion, we have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.
     Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     The opinions expressed herein are limited exclusively to the laws of the State of Delaware and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion speaks as of its date and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.
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